                                                                       EXHIBIT 1

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                          SECURITIES PURCHASE AGREEMENT

                                 by and between

                        EDWARDS LIFESCIENCES CORPORATION,

                                PLC SYSTEMS INC.

                                       and

                            PLC MEDICAL SYSTEMS, INC.



                                   Dated as of

                                 January 7, 2001


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

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS...............................................................1

ARTICLE II SALE AND PURCHASE........................................................4
   SECTION 2.1      AGREEMENT TO SELL AND TO PURCHASE...............................4
   SECTION 2.2      CLOSING.........................................................4

ARTICLE III REPRESENTATIONS AND WARRANTIES..........................................5
   SECTION 3.1      REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................5
     (a)     AUTHORITY..............................................................5
     (b)     PURCHASE FOR INVESTMENT................................................6
     (c)     BROKERS, FINDERS, ETC..................................................6
     (d)     EXPERIENCE.............................................................6
   SECTION 3.2      REPRESENTATIONS AND WARRANTIES OF PLC AND PLC SUB...............6
     (a)     ORGANIZATION AND STANDING..............................................6
     (b)     SUBSIDIARIES...........................................................7
     (c)     AUTHORITY..............................................................7
     (d)     CAPITAL STOCK..........................................................7
     (e)     CONSENTS; NO CONFLICT..................................................8
     (f)     SEC REPORTS AND FINANCIAL STATEMENTS...................................9
     (g)     NO UNDISCLOSED LIABILITIES.............................................9
     (h)     ABSENCE OF CERTAIN CHANGES OR EVENTS...................................9
     (i)     COMPLIANCE WITH APPLICABLE LAWS........................................9
     (j)     LITIGATION; DECREES...................................................10
     (k)     ENVIRONMENTAL MATTERS.................................................10
     (l)     GOVERNMENT REGULATIONS................................................10
     (m)     TAXES.................................................................10
     (n)     INTELLECTUAL PROPERTY.................................................11
     (o)     STOCKHOLDER APPROVAL..................................................11
     (p)     BROKERS, FINDERS, ETC.................................................12
     (q)     LABOR MATTERS.........................................................12
     (r)     PRIVATE OFFERING......................................................12
     (s)     FDA MATTERS...........................................................12
     (t)     EMPLOYEE BENEFITS.....................................................13

ARTICLE IV COVENANTS...............................................................13
   SECTION 4.1      CONDUCT OF BUSINESS OF PLC.....................................13
   SECTION 4.2      ACCESS TO INFORMATION..........................................13
   SECTION 4.3      TRANSACTION AGREEMENTS; CONSENTS...............................14
   SECTION 4.4      AMEX LISTING...................................................14
   SECTION 4.5      FURTHER ASSURANCES.............................................14
   SECTION 4.6      REQUIRED NOTICES...............................................14
   SECTION 4.7      NO GENERAL SOLICITATION........................................15
   SECTION 4.8      FDA CORRESPONDENCE.............................................15
   SECTION 4.9      EMPLOYEE COMPENSATION..........................................15
   SECTION 4.10     GOOD STANDING AND QUALIFICATION................................15

ARTICLE V CONDITIONS PRECEDENT.....................................................15
   SECTION 5.1      CONDITIONS PRECEDENT TO OBLIGATIONS OF PLC.....................15
     (a)     NO INJUNCTIONS OR RESTRAINTS..........................................15
     (b)     REPRESENTATIONS AND WARRANTIES........................................16
     (c)     PERFORMANCE OF OBLIGATIONS OF PURCHASER...............................16
     (d)     CERTIFICATE...........................................................16
     (e)     TRANSACTION AGREEMENTS................................................16

   SECTION 5.2      CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION.................16
     (a)     NO INJUNCTIONS OR RESTRAINTS; NO PENDING OR THREATENED LITIGATION.....16
     (b)     CONSENTS..............................................................17
     (c)     REPRESENTATIONS AND WARRANTIES........................................17
     (d)     PERFORMANCE OF OBLIGATIONS OF PLC.....................................17
     (e)     CERTIFICATE...........................................................17
     (f)     TRANSACTION AGREEMENTS................................................17
     (g)     LISTING...............................................................17

ARTICLE VI TERMINATION.............................................................17
   SECTION 6.1      TERMINATION....................................................17
   SECTION 6.2      EFFECT OF TERMINATION..........................................18

ARTICLE VII SURVIVAL; INDEMNIFICATION..............................................18
   SECTION 7.1      INDEMNIFICATION................................................18
   SECTION 7.2      SURVIVAL.......................................................19
   SECTION 7.3      CLAIMS.........................................................19

ARTICLE VIII MISCELLANEOUS.........................................................20
   SECTION 8.1      GOVERNING LAW..................................................20
   SECTION 8.2      ESCALATION.....................................................20
   SECTION 8.3      JURISDICTION AND CONSENT TO SERVICE............................21
   SECTION 8.4      NOTICES........................................................21
   SECTION 8.5      INTERPRETATION.................................................22
   SECTION 8.6      SEVERABILITY...................................................22
   SECTION 8.7      COUNTERPARTS...................................................23
   SECTION 8.8      ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.................23
   SECTION 8.9      AMENDMENTS AND MODIFICATIONS; WAIVERS AND EXTENSIONS...........23
   SECTION 8.10     ASSIGNMENT.....................................................24
   SECTION 8.11     REMEDIES CUMULATIVE............................................24
   SECTION 8.12     EXHIBITS.......................................................24
   SECTION 8.13     EXPENSES.......................................................24
   SECTION 8.14     PRESS RELEASES AND PUBLIC ANNOUNCEMENTS........................24

EXHIBITS

Exhibit A         Form of Shareholders Agreement
Exhibit B         Form of Distribution Agreement
Exhibit C         Form of Manufacturing License Agreement
Exhibit D         Form of Warrant
Exhibit E         Form of Opinion

                          SECURITIES PURCHASE AGREEMENT

                  Securities Purchase Agreement, dated as of January 7, 2001 (this "Agreement"), by and between Edwards Lifesciences Corporation, a Delaware corporation ("Purchaser"), PLC Systems Inc., a Yukon Territory corporation ("PLC") and PLC Medical Systems, Inc., a Delaware corporation ("PLC Sub").

                  WHEREAS, PLC desires to sell to Purchaser 5,333,333 shares (the "Shares") of common shares without par value of PLC (the "PLC Common Shares") and Warrants (as defined below) upon the terms and subject to the conditions set forth herein;

                  WHEREAS, Purchaser desires to purchase the Shares and the Warrants;

                  WHEREAS, prior to Closing Purchaser and PLC shall enter into a Shareholders Agreement, substantially in the form attached hereto as EXHIBIT A (the "Shareholders Agreement"), and a Distribution Agreement, substantially in the form attached hereto as EXHIBIT B (the "Distribution Agreement"); and

                  WHEREAS, prior to Closing PLC, PLC Sub and Edwards Lifesciences LLC shall enter into a Manufacturing License Agreement, substantially in the form attached hereto as EXHIBIT C (the "Manufacturing License Agreement");

                  NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                  As used in this Agreement, the following terms shall have the following meanings:

                  "accredited investor" shall have the meaning set forth in
Section 3.1(b) below.

                  "Beneficially Owns" shall have the meaning set forth in the Shareholders Agreement.

                  "Business Day" shall mean any day other than a Saturday, a Sunday or a day when banks in the city of New York, New York are authorized by law to be closed.

                  "Closing" shall have the meaning set forth in Section 2.2(a) below.

                  "Closing Date" shall have the meaning set forth in Section 2.2(a) below.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Confidentiality Agreement" shall have the meaning set forth in Section 4.2(b) below.

                  "Damages" shall have the meaning set forth in Section 7.1 below.

                  "Dispute" shall have the meaning set forth in Section 8.2 below.

                  "Distribution Agreement" shall have the meaning set forth in the Recitals.

                  "Environmental Claim" shall have the meaning set forth in
Section 3.2(k) below.

                  "Environmental Laws" shall have the meaning set forth in
Section 3.2(k) below.

                  "Escalation Notice" shall have the meaning set forth in
Section 8.2 below.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

                  "FDA" shall have the meaning set forth in Section 3.2(s) below.

                  "GAAP" shall have the meaning set forth in Section 3.2(f) below.

                  "Indemnified Party" shall have the meaning set forth in
Section 7.1 below.

                  "Liens" shall have the meaning set forth in Section 3.2(b) below.

                  "Manufacturing License Agreement" shall have the meaning set forth in the Recitals.

                  "Material Contract" shall have the meaning set forth in
Section 3.2(e) below.

                  "Person" shall mean any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

                  "PLC Balance Sheet Date" shall have the meaning set forth in
Section 3.2(g) below.

                  "PLC Common Shares" shall have the meaning set forth in the Recitals.

                  "PLC Intellectual Property" shall have the meaning set forth in Section 3.2(n) below.

                  "PLC Material Adverse Effect" shall have the meaning set forth in Section 3.2(a) below.

                  "PLC Reports" shall have the meaning set forth in Section 3.2(f) below.

                  "PLC Subsidiaries" shall have the meaning set forth in Section 3.2(b) below.

                  "Purchase Price" shall mean Four Million Dollars ($4,000,000). Unless otherwise indicated, all references to "dollars" or "$" shall mean the lawful currency of the United States.

                  "SEC" shall have the meaning set forth in Section 3.2(f) below.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

                  "Shareholders Agreement" shall have the meaning set forth in the Recitals.

                  "Shares" shall have the meaning set forth in the Recitals.

                  "Taxes" shall mean all Canadian and United States federal, state, provincial, territorial, local and foreign taxes, assessments, levies, duties, imports or similar charges (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

                  "Tax Returns" shall mean all Canadian and United States federal, state, provincial, territorial, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amendments thereof.

                  "Transactions" shall mean the transactions contemplated by the Transaction Agreements.

                  "Transaction Agreements" shall mean this Agreement, the Shareholders Agreement, the Distribution Agreement, the Warrants and the Manufacturing Licensing Agreement.

                  "Voting Debt" means bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights).

                  "Warrant Shares" means the PLC Common Shares issuable upon exercise of the Warrants.

                  "Warrant" shall have the meaning set forth in Sections 2.1 below.

                                   ARTICLE II

                                SALE AND PURCHASE

                  SECTION 2.1 AGREEMENT TO SELL AND TO PURCHASE. On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement and in reliance on the representations and warranties contained herein and other actions being taken by Purchaser and PLC hereunder at the Closing described in
Section 2.2 hereof, PLC shall issue and sell to Purchaser, and Purchaser shall purchase and accept from PLC, the Shares and a warrant exercisable for one million (1,000,000) PLC Common Shares for a period of three years with a per share exercise price of $1.50, a warrant exercisable for one million (1,000,000) PLC Common Shares for a period of four years with a per share exercise price of $2.50, and a warrant exercisable for one million (1,000,000) PLC Common Shares for a period of five years with a per share exercise price of $3.50 (each warrant shall be in the form attached hereto as EXHIBIT D and shall collectively be referred to herein as the "Warrants"), for the Purchase Price, payable in immediately available funds. The terms and provisions contained in the Warrants shall constitute, and are hereby expressly made, a part of this Agreement and, to the extent applicable, PLC and Purchaser, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby.

                  SECTION 2.2 CLOSING.

                  (a) The consummation of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, or such other place as the parties hereto shall mutually agree, at 10:00 a.m. (local time) on the Business Day that the conditions set forth in Article V shall have been satisfied or waived, or such other time and date upon which the parties hereto may agree (the "Closing Date").

                  (b) At the Closing:

                       (i) Purchaser shall deliver:

                            (A) against delivery of a certificate or
                    certificates representing the Shares and the Warrants, an amount equal to the Purchase Price via wire transfer of immediately available funds to the bank account that PLC shall have designated at least three Business Days prior to the Closing Date; and

                            (B) the other documents required by Article
                    V hereof.

                       (ii) PLC shall deliver or cause to be delivered to
                    Purchaser:

                               (A) against payment of the Purchase Price
                    therefore, a certificate or certificates representing the Shares, which shall be in definitive form and registered in the name of Purchaser or its nominee or designee and in a single certificate or in such other denominations as Purchaser has requested and the Warrants, duly executed by an authorized officer of PLC;

                               (B) opinions of Anton Campion MacDonald Oyler,
                    Yukon Territory external counsel to PLC, and Hale and Dorr LLP, U.S. external counsel to PLC, dated as of the Closing Date, covering, in the aggregate, the matters set forth on EXHIBIT E;

                               (C) certificates of the Secretary of PLC and PLC
                    Sub in form and substance reasonably satisfactory to Purchaser;

                               (D) resolutions of the Board of Directors of PLC
                    and PLC Sub, certified by the Secretary of PLC and PLC Sub, respectively, in full force and effect on such date, authorizing the execution, delivery and performance of the Transaction Agreements, and the other documents to which they are parties and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Shares and Warrants pursuant to this Agreement;

                               (E) a certificate of status for PLC dated the
                    Closing Date, issued by Corporate Affairs, Department of Justice (Yukon Territory), a certificate of good standing for PLC Sub dated the Closing Date, issued by the Secretary of State of the State of Delaware and a certificate of qualification to do business in the Commonwealth of Massachusetts for PLC Sub dated the Closing Date;

                               (F) a certified copy of the articles of PLC and
                    the certificate of incorporation of PLC Sub; and

                               (G) the other documents required by Article V
                    hereof.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                 SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER.

                 Purchaser hereby represents and warrants to PLC and PLC Sub as follows:

                  (a) AUTHORITY. The execution and delivery of the Transaction Agreements, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, at the Closing, the other Transaction Agreements shall be duly executed and delivered by Purchaser and, assuming the due execution and delivery hereof and thereof by PLC, this Agreement constitutes and, at the Closing, the other Transaction Agreements shall constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                  (b) PURCHASE FOR INVESTMENT. Purchaser is acquiring the Shares and Warrants hereunder for investment (for its own account or for accounts over which it exercises investment control), and not with a view to, or for offer or sale in connection with, any distribution thereof, which would be in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities law. Purchaser fully understands the limitations on transfer described above; and (ii) is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

                  (c) BROKERS, FINDERS, ETC. Purchaser is not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

                  (d) EXPERIENCE. Purchaser has carefully reviewed the representations concerning PLC contained in this Agreement, has made detailed inquiry concerning PLC, its business and its personnel; the officers of PLC have been made available to the Purchaser and have answered to Purchaser's satisfaction all inquiries made by Purchaser; and Purchaser has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in PLC and Purchaser is able financially to bear the risks thereof.

                  SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF PLC AND PLC SUB.

                  PLC and PLC Sub jointly and severally hereby represent and warrant to Purchaser as follows:

                  (a) ORGANIZATION AND STANDING. Except as set forth on Schedule 3.2(a), PLC and each of the PLC Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction set forth opposite its name on Schedule 3.2(a), (ii) has all requisite power and authority to own, lease or operate the assets it now owns, leases or operates and (iii) is duly qualified or licensed to do business in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified, in each case except for such failures that would not reasonably be expected, individually or in the aggregate, to result in (i) a material adverse effect on the business, operations, prospects, properties, assets or condition (financial or otherwise) of PLC and the PLC Subsidiaries (as defined herein), taken as a whole or (ii) a material impairment of the ability of PLC or PLC Sub to perform their respective obligations under this Agreement or any of the other Transaction Agreements (each, a "PLC Material Adverse Effect").

                  (b) SUBSIDIARIES. The only direct or indirect subsidiaries of PLC are set forth on Schedule 3.2(b) (the "PLC Subsidiaries"). Except as set forth on Schedule 3.2(b), PLC does not own, directly or indirectly, any of the capital stock or other equity securities of any other Person. All of the issued and outstanding shares of capital stock of the PLC Subsidiaries have been duly authorized, are validly issued, are fully paid and non-assessable, and are owned by PLC free and clear of all liens, pledges and encumbrances (collectively, "Liens"). PLC owns directly or indirectly all of the outstanding equity interests in each PLC Subsidiary.

                  (c) AUTHORITY. The execution and delivery of the Transaction Agreements, the performance by PLC of its obligations hereunder and thereunder and the authorization, issuance, sale and delivery of the Warrant Shares issuable upon exercise of the Warrants, have been duly authorized by all necessary action on the part of PLC. This Agreement has been duly executed and delivered by PLC and, at the Closing, the other Transaction Agreements shall be duly executed and delivered and, assuming the due execution and delivery hereof and thereof by Purchaser, this Agreement constitutes and, at the Closing, the other Transaction Agreements shall constitute valid and binding obligations of PLC, enforceable against PLC in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                  (d) CAPITAL STOCK.

                       (i) The capitalization of PLC is as set forth on Schedule 3.2(d) and there are no shares of PLC authorized, issued or outstanding other than as set forth on Schedule 3.2(d)(i). All the outstanding shares of capital stock of PLC have been duly authorized, are validly issued and are fully paid and non-assessable and have not been issued in violation of, and are not subject to, any preemptive rights. The Shares, when issued and delivered in accordance with the terms hereof and after payment of the Purchase Price therefor, will be duly authorized, validly issued and fully paid and non-assessable. The Warrant Shares purchasable by Purchaser under the Warrants, when issued, sold and delivered in accordance with the terms of this Agreement and the Warrants for the consideration expressed herein and therein, will be duly authorized, validly issued, fully paid and non-assessable and will be free of restrictions on transfer, other than applicable securities laws.

                       (ii) Except as set forth in Schedule 3.2(d)(ii), there are no existing options, warrants, calls, preemptive rights, Voting Debt or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of PLC obligating PLC to issue, transfer or sell or cause to be issued, transferred or sold any shares or Voting Debt of, or other equity interest in, PLC or securities convertible into or exchangeable for such shares or equity interests, or obligating PLC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.

                       (iii) There are no outstanding contractual obligations of PLC to repurchase, redeem or otherwise acquire any shares of capital stock of PLC, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                       (iv) Except as set forth in Section 3.2(d)(iv), there are no voting trusts or other agreements, or understandings to which PLC is a party or of which PLC has knowledge with respect to the voting of the capital stock of PLC.

                  (e) CONSENTS; NO CONFLICT. Except as set forth on Schedule 3.2(e), the execution and delivery of the Transaction Agreements and the consummation of the Transactions will not require the consent of any party to any material contract, lease, agreement, mortgage or indenture ("Material Contract") to which PLC or any PLC Subsidiary, or any of their respective affiliates, is a party or by which any of them is bound. Except as set forth on
Schedule 3.2(e), no consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental authority is required with respect to the execution and delivery of the Transaction Agreements or the consummation of the Transactions, other than such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to result in a PLC Material Adverse Effect. Except as set forth on
Schedule 3.2(e), assuming the consents, approvals, orders, authorizations, registrations, declarations and filings contemplated by the immediately preceding sentence are obtained or made, the execution, delivery and performance by PLC of this Agreement will not (i) violate any law applicable to PLC or any PLC Subsidiary or any of their respective affiliates (other than violations that individually or in the aggregate would not reasonably be expected to result in a PLC Material Adverse Effect), (ii) result in a breach or violation of any provision of, or constitute a default under, any such Material Contract or (iii) conflict with any provision of the articles or by-laws of PLC or any PLC Subsidiary.

                  (f) SEC REPORTS AND FINANCIAL STATEMENTS. Except as set forth on Schedule 3.2(f), each form, report, schedule, registration statement, definitive proxy statement or other document filed by PLC with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (as such documents have since the time of their filing been amended, the "PLC Reports"), which include all the documents (other than preliminary proxy materials) that PLC was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PLC Reports. None of the PLC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of PLC included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with accounting principles generally accepted in the United States applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by the Securities Act or the Exchange Act) and fairly present (subject in the case of the unaudited statements to normal, recurring audit adjustments) the consolidated financial position of PLC and the PLC Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                  (g) NO UNDISCLOSED LIABILITIES. As of the date hereof, neither PLC nor any PLC Subsidiary has any liabilities of a nature required by GAAP to be reflected on a balance sheet or in notes thereto, except (i) as set forth or reflected in the PLC Reports (or described in the notes thereto), (ii) as disclosed in Schedule 3.2(g), or (iii) for liabilities incurred in the ordinary course of business since the date of the last audited balance sheet filed with the SEC (the "PLC Balance Sheet Date").

                  (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the PLC Balance Sheet Date, there has been no loss, occurrence or event that, after taking into account any insurance recoveries payable in respect thereof, would reasonably be expected to result in a PLC Material Adverse Effect.

                  (i) COMPLIANCE WITH APPLICABLE LAWS. Since the PLC Balance Sheet Date, PLC and the PLC Subsidiaries have complied in all material respects with all statutes, laws, regulations and ordinances applicable to them, except where the failure to so comply would not reasonably be expected to result in a PLC Material Adverse Effect.

                  (j) LITIGATION; DECREES. Except as set forth on Schedule 3.2(j) or in the PLC Reports, as of the date hereof (i) there is no suit, action or proceeding pending or, to the knowledge of PLC and each PLC Subsidiary, threatened against PLC or any PLC Subsidiary in any federal, state, provincial or local court or agency that seeks (A) more than $100,000 in damages, or (B) any material injunctive relief, and neither PLC nor any PLC Subsidiary has received any written notice that any such suit, action or proceeding is threatened and (ii) neither PLC nor any PLC Subsidiary is in default under any judgment, order or decree of any governmental authority applicable to it, except for any such default which would not reasonably be expected to result in a PLC Material Adverse Effect.

                  (k) ENVIRONMENTAL MATTERS.

                       (i) Except as set forth in the PLC Reports, neither PLC nor any PLC Subsidiary is the owner of any interest in real property.

                       (ii) PLC and the PLC Subsidiaries are in material compliance with all federal, state, provincial, territorial, local and foreign laws and regulations relating to pollution, regulation of hazardous or toxic substances, materials or wastes, or protection of human health or the environment (together, "Environmental Laws"), and there are no circumstances that may prevent or interfere with such compliance in the future.

                       (iii) There has been no claim, action, cause of action, investigation or other notice or communication (written or oral) (together, "Environmental Claim") by any person or entity against PLC or the PLC Subsidiaries alleging potential liability under, or violations of, any Environmental Law.

                       (iv) To the knowledge of PLC and each PLC Subsidiary, there are no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any Environmental Claim against PLC or the PLC Subsidiaries (or any entity or person for whom they may be liable).

                  (l) GOVERNMENT REGULATIONS. PLC is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act or any federal or state statute or regulation limiting its ability to incur or assume indebtedness for borrowed money.

                  (m) TAXES.

                       (i) Except as set forth on Schedule 3.2(m), each of PLC and the PLC Subsidiaries has duly filed on a timely basis all Tax Returns required to be filed by it and has paid all Taxes due and payable by it. All such Tax Returns properly reflect and do not in any material respect understate the income, taxable income or the liability for Taxes. Without limiting the generality of the foregoing, each of PLC and the PLC Subsidiaries is in compliance with all registration, timely reporting and remittance (including remittance of installments) obligations in respect of all such Taxes. Neither PLC nor any of the PLC Subsidiaries has incurred any undisclosed liability for Taxes in excess of the amounts reserved therefore in their respective books and records. Neither PLC nor any of the PLC Subsidiaries has incurred any liability for Taxes other than Taxes directly arising from the operation of its business in the ordinary course.

                       (ii) There are no actions, suits, proceedings, investigations or claims pending or threatened against PLC or any of the PLC Subsidiaries in respect of Taxes, nor are any material matters under discussion with any governmental authority relating to Taxes asserted by any such authority, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any

Tax Return by, or payment of any Taxes, governmental charge or deficiency against, PLC or any of the PLC Subsidiaries.

                       (iii) Each of PLC and the PLC Subsidiaries has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all applicable Taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation.

                       (iv) Each of PLC and the PLC Subsidiaries has remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of goods and services or other sales or use taxes.

                  (n) INTELLECTUAL PROPERTY. Schedule 3.2(n) sets forth a complete and accurate list of all of the United States and foreign patents, trademarks and/or applications therefore, and all service marks and trade names that are owned, possessed or held by PLC and used exclusively in the conduct of its business as presently conducted (the "PLC Intellectual Property"). Each of PLC and the PLC Subsidiaries owns or has valid rights to use the "PLC Intellectual Property", necessary for its business as presently conducted or as presently proposed to be conducted. Except as set forth in Section 3.2(n), there are no existing, or, to the knowledge of PLC and each PLC Subsidiary, threatened, claims (i) based on the use by each of PLC or each PLC Subsidiary of the PLC Intellectual Property material to its business, or (ii) challenging the ownership of, each of PLC and each PLC Subsidiary of the PLC Intellectual Property material to its business. Except as set forth on Schedule 3.2(n), neither PLC nor any PLC Subsidiary has any knowledge of any infringing use of any PLC Intellectual Property by any other Person.

                  (o) STOCKHOLDER APPROVAL. No action is required to be taken by the shareholders of PLC to approve the Transactions.

                  (p) BROKERS, FINDERS, ETC. Except as set forth on Schedule 3.2(p), PLC is not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

                  (q) LABOR MATTERS. PLC has no knowledge of any actionable violation of any federal, state, provincial, territorial, local or foreign statutory or common law relating to employment and employment practices, discrimination in the hiring, promotion or pay of employees, nor any applicable wage or hour laws, which, individually or in the aggregate, would result in a PLC Material Adverse Effect. No employee of PLC Parent or any direct or indirect subsidiary is represented by a labor organization, nor is PLC Parent or PLC aware of any attempt or threat to organize any such employee for such purpose.

                  (r) PRIVATE OFFERING. Assuming the correctness of the representations and warranties set forth in Section 3.1, the offer and sale of the Shares and Warrants hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act. In the case of each offer or sale of the Shares or Warrants, no form of general solicitation or general advertising was used by PLC and its representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Purchaser is the sole purchaser of the Shares and Warrants from the Company. No securities have been issued and sold by the Company within the six-month period immediately prior to the date hereof that would be integrated with the sale of the Shares and Warrants hereunder pursuant to the Securities Act.

                  (s) FDA MATTERS. PLC is in compliance with all statutes, rules and regulations of the U.S. Food and Drug Administration or similar domestic state authority (the "FDA") with respect to the manufacturing of all of its products and the provision of all of its services, to the extent that the same are applicable to PLC's business as it is currently conducted, other than as set forth on Schedule 3.2(s), except for such violations as would not be reasonably expected to have a PLC Material Adverse Effect. PLC adheres to "Good Manufacturing Practices" as required by the FDA, except for such deviations as would not be reasonably expected to have a Material Adverse Effect. PLC has all requisite FDA permits, approvals or the like to conduct its business as it is currently conducted and intended to be conducted. PLC has previously delivered to Purchaser an index of all information concerning all Investigational Device Applications required in connection with the conduct of PLC business as it is currently conducted and has made all such information available to Purchaser. There are no pending or threatened actions, proceedings or complaints by the FDA, which would prohibit or impede the conduct of PLC's business as it is currently conducted.

                  (t) EMPLOYEE BENEFITS. Each employee pension and benefit plan established or maintained by PLC or any PLC Subsidiary is in compliance with all applicable laws and PLC has no knowledge or any event or action which, individually or in the aggregate, would result in a PLC Material Adverse Effect.

                                   ARTICLE IV

                                    COVENANTS

                  SECTION 4.1 CONDUCT OF BUSINESS OF PLC. From the date of this Agreement through the Closing, PLC agrees that, except (i) as disclosed in
Schedule 4.1 hereof or (ii) as approved by Purchaser in writing:

                       (a) the business of PLC and PLC Sub shall be conducted only in the ordinary and usual course consistent with past practice, and PLC shall use its reasonable commercial efforts to preserve intact with respect to itself and PLC Sub, the present business organization, to keep available the services of their respective present officers and key employees, and preserve the goodwill of those having business relationships with them;

                  (b) PLC shall not (i) amend its articles or by-laws; (ii) split, combine or reclassify any shares of its outstanding capital stock; or
(iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property; and

                  (c) PLC shall not authorize for issuance, issue or sell or agree to issue or sell any shares of, or rights to acquire or instruments convertible into any shares of, its capital stock, except for (i) the issuance of PLC Common Shares (x) upon the exercise of PLC stock options or other rights outstanding on the date of this Agreement and (y) upon the exercise of options or other rights described in the immediately following clause, and (ii) the issuance of options or other rights pursuant to employee benefit plans or arrangements existing on the date of this Agreement in a manner consistent with past practice.

                  SECTION 4.2 ACCESS TO INFORMATION.

                  (a) During the period prior to the Closing Date, PLC shall afford to the representatives of Purchaser and counsel, accountants, financial advisors and lenders, reasonable access during normal business hours during the period prior to the Closing Date to all the properties, books, Material Contracts and records of PLC and PLC Sub.

                  (b) Each of PLC and Purchaser acknowledges that the information being provided hereunder is subject to the terms of a confidentiality agreement between Purchaser and PLC, dated June 6, 2000 (the "Confidentiality Agreement"), which terms are incorporated herein by reference.

                  SECTION 4.3 TRANSACTION AGREEMENTS; CONSENTS. Subject to the terms and conditions hereof, each of Purchaser and PLC agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each party hereto in connection with the foregoing, including, without limitation, (a) the execution of the Transaction Agreements and (b) using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to Material Contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulations, (iii) to prevent the entry, enactment or promulgation of any threatened or pending injunction or order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to lift or rescind any injunction or order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and (v) to effect all necessary registrations and filings, and submissions of information requested by governmental authorities.

                  SECTION 4.4 AMEX LISTING. PLC shall use its best efforts to cause the Shares and Warrant Shares to be approved for listing on the American Stock Exchange, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the tenth day following the Closing Date, and to cause the Shares and Warrant Shares to continue to be listed to the American Stock Exchange and to prevent any delisting of the PLC Common Shares from such exchange after the Closing Date.

                  SECTION 4.5 FURTHER ASSURANCES. Each party hereto shall do all such further acts and execute, acknowledge, deliver and file all such further instruments and documents as may be necessary or desirable to give effect to and carry out the Transactions, including, in the case of PLC, such acts, instruments and documents as may be necessary or desirable to convey and transfer to Purchaser the Shares and Warrants to be purchased hereunder.

                  SECTION 4.6 REQUIRED NOTICES. Between the date of this Agreement and the Closing Date, PLC will notify Purchaser of any event of which PLC obtains knowledge (i) which would reasonably be expected to result in a PLC Material Adverse Effect (ii) which, if known as of the date hereof, would have been required under this Agreement to be disclosed to Purchaser or (iii) which constitutes notice from any third person alleging that the consent of such third person is or may be required in connection with the Transactions, other than any such third person listed on Schedule 3.2(e).

                  SECTION 4.7 NO GENERAL SOLICITATION. Neither PLC nor any of its affiliates nor any Person acting on its or any of their behalf has engaged or will engage, in connection with the offering of the Shares and Warrants, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

                  FDA CORRESPONDENCE. To the extent permitted by law, PLC shall provide reasonable access to copies of all communications between PLC and the FDA from January 1, 1998 through the date hereof relating to the Products (as defined in the Distribution Agreement).

                  SECTION 4.8 EMPLOYEE COMPENSATION. PLC shall provide as promptly as possible after the date hereof and, in any event, prior to the tenth day following the Closing Date, the (i) salaries, wages, commissions, bonuses, benefits and any other compensation in the prior two years; (ii) retention programs; and (iii) hire date for the employees set forth on Schedule 3.3 of the Distribution Agreement.

                  SECTION 4.9 GOOD STANDING AND QUALIFICATION. PLC Sub shall and PLC shall cause PLC Sub to be duly organized, validly existing and in good standing in the State of Delaware and duly qualified or licensed to business under the laws of the Commonwealth of Massachusetts prior to the Closing.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

                  SECTION 5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PLC. The obligation of PLC to issue the Shares and Warrants shall be subject to the satisfaction or waiver on the Closing Date of the following conditions precedent:

                  (a) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the transactions contemplated by this Agreement shall be in effect. No pending or threatened litigation (i) involving any challenge to, or seeking damages or other relief with respect to the Transactions or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions shall be in effect.

                  (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in this Agreement (i) which are qualified by materiality shall be true and correct in all respects or (ii) which are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date with the same effect as though made on and as of the Closing Date.

                  (c) PERFORMANCE OF OBLIGATIONS OF PURCHASER. Purchaser shall have performed in all material respects its obligations under this Agreement on or prior to the Closing Date.

                  (d) CERTIFICATE. Purchaser shall have delivered to PLC a certificate, dated the Closing Date and signed by a duly authorized executive officer, to the effect that the conditions set forth in Section 5.1(b) and (c) have been satisfied.

                  (e) TRANSACTION AGREEMENTS. Purchaser shall have entered into each of the Transaction Agreements.

                  SECTION 5.2 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION. The obligation of Purchaser to consummate the transactions contemplated hereunder is subject to the satisfaction or waiver on the Closing Date of each of the following conditions precedent:

                  (a) NO INJUNCTIONS OR RESTRAINTS; NO PENDING OR THREATENED LITIGATION. No temporary restraining order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the consummation of the Transactions shall be in effect. No pending or threatened litigation (i) involving any challenge to, or seeking damages or other relief with respect to the Transactions or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions shall be in effect.

                  (b) CONSENTS. All consents, approvals and waivers from third parties and governmental authorities and other parties set forth on Schedule 3.2(e) shall have been obtained, except where the failure to obtain any such consent, approval or waiver would not reasonably be expected to result in a PLC Material Adverse Effect.

                  (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of PLC and PLC Sub set forth in this Agreement (i) which are qualified by materiality shall be true and correct in all respects or (ii) which are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date with the same effect as though made on and as of the Closing Date and without giving effect to notifications made pursuant to
Section 4.6.

                  (d) PERFORMANCE OF OBLIGATIONS OF PLC. PLC and PLC Sub shall have performed in all material respects its obligations under this Agreement on or prior to the Closing Date and shall have performed their respective obligations under Section 4.10.

                  (e) CERTIFICATE. PLC shall have delivered to Purchaser a certificate, dated the Closing Date and signed by a duly authorized executive officer of PLC and PLC Sub, to the effect that the conditions set forth in
Section 5.2(b), (c) and (d) have been satisfied.

                  (f) TRANSACTION AGREEMENTS. PLC shall have entered into each of the Transaction Agreements to which it is a party and PLC Sub shall have entered into each of the Transaction Agreements to which it is a party.

                  (g) LISTING. PLC shall have filed an application for listing the Shares and Warrant Shares on the American Stock Exchange.

                                   ARTICLE VI

                                   TERMINATION

                  SECTION 6.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing.

                  (a) by mutual written consent of PLC and Purchaser;

                  (b) by either PLC or Purchaser, if

                       (i) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; or

                       (ii) the Transactions shall not have been consummated before January 15, 2001 (unless the failure to consummate the Transactions by such date shall be due to the action or failure to act of the party seeking to terminate); or

                  (c) by PLC or Purchaser, if the other party shall have breached any of its representations or warranties if such representation or warranty is qualified by materiality or breached in any material respect if not so qualified, or breached a covenant in any material respect contained in this Agreement, and which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by PLC or Purchaser, as the case may be;

                  SECTION 6.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and the Transactions shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in this Section 6.2, Sections 8.1, 8.3, 8.13 and 8.14, and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                                  ARTICLE VII

                            SURVIVAL; INDEMNIFICATION

                  SECTION 7.1 INDEMNIFICATION. PLC and PLC Sub (jointly and severally) shall indemnify and hold harmless Purchaser and its employees, directors, agents, advisors and affiliates (collectively, the "Indemnified Parties"), in each case, from and against any and all costs or expenses (including, without limitation, reasonable attorneys' fees, and the reasonable out-of-pocket expenses of testifying and preparing for testimony and responding to document and other information requests, whether or not a party to such litigation), judgments, fines, losses, claims (whether or not meritorious) and damages (collectively, "Damages"), as incurred, to the extent they relate to, arise out of or are the result of any breach or alleged breach of any representation, warranty, covenant or agreement. The remedies provided in this
Section 7.1 will not be exclusive of or limit any other remedies that may be available to the Indemnified Parties.

                  SECTION 7.2 SURVIVAL. The covenants and agreements contained herein shall survive until performed or for such shorter period as provided herein with respect thereto and the representations and warranties contained in or made pursuant to this Agreement shall survive for a period of fifteen months after the Closing Date; PROVIDED, HOWEVER that the representation and warranty set forth in Section 3.2(d) shall not expire and that the representations and warranties set forth in Section 3.2(k) and (m) shall survive until 60 days after the expiration of the statute of limitations applicable thereto. The right to indemnification, payment of Damages or other remedy based on such representations and warranties, will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                  SECTION 7.3 CLAIMS.

                  (a) If an Indemnified Party intends to seek indemnification pursuant to this Article VII, such Indemnified Party shall promptly notify PLC, in writing, of such claim describing such claim in reasonable detail, PROVIDED that the failure to provide such notice shall not affect the obligations of PLC unless and only to the extent it is actually prejudiced thereby. In the event that such claim involves a claim by a third party against an Indemnified Party, PLC shall have 30 days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing (but reasonably acceptable to the Indemnified Party) and at its own expense, the settlement or defense thereof unless (i) PLC is also a party to the proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) PLC fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding, and provide indemnification with respect thereto, and if it so decides, the Indemnified Party shall cooperate with it in connection therewith, PROVIDED that the Indemnified Party may participate in such settlement or defense through counsel chosen by it, and PROVIDED FURTHER that the fees and expenses of such counsel shall be borne by the Indemnified Party. PLC shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any action. If PLC does not notify the Indemnified Party within 30 days after the receipt of notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not pay or settle any such claim without the consent of PLC (which consent shall not be unreasonably withheld, conditioned or delayed).

                  (b) Purchaser and PLC shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to
Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.1 GOVERNING LAW. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York, including, without limitation, Sections 5-1401, 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

                  SECTION 8.2 ESCALATION. The parties will attempt in good faith to resolve expeditiously any dispute, claim or controversy arising out of or relating to the Transaction Agreements (the "Dispute") promptly by negotiations between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of the respective Transaction Agreement. Either party may give the other party written notice (the "Escalation Notice") of any Dispute not resolved in the normal course of business. Within 15 days after delivery of the Escalation Notice, the receiving party shall submit to the other a written response. The Escalation Notice and the response thereto shall include (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the Escalation Notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. The parties shall attempt to resolve any Dispute pursuant to the procedure set forth in this Section 8.2 for a period up to 90 days from the date of delivery of the Escalation Notice before resorting to judicial process; PROVIDED, HOWEVER, nothing contained in this Section 8.2 shall prevent either party from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent serious and irreparable injury to one party or to others. The use of the procedure set forth in this Section 8.2 will not be construed under the doctrine of laches, waiver or estoppel to affect adversely either party's right to assert any claim or defense.

                  SECTION 8.3 JURISDICTION AND CONSENT TO SERVICE. In accordance with the laws of the State of New York, and without limiting the jurisdiction or venue of any other court, the parties (a) agree that any suit, action or proceeding arising out of or relating to the Transaction Agreements shall be brought solely in the state or federal courts of New York; (b) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of the Transaction Agreements; (c) waive any objection which any of them may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agree that service of any court paper in any such suit, action or proceeding may be made in any manner as may be provided under the applicable laws or court rules governing service of process in such court.

                  SECTION 8.4 NOTICES. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered (charges prepaid, receipt confirmed or return receipt requested (if available)) by hand, by nationally recognized air courier service, by certified mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given and effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 8.4 (or in accordance with the latest unrevoked written direction from such party), (ii) if by certified mail, upon mailing or (iii) if given by facsimile when such facsimile is transmitted to the fax number specified in this Section 8.4 (or in accordance with the latest unrevoked written direction from such party), provided the appropriate confirmation is received.

                  To PLC or PLC Sub:

                       PLC Systems Inc.
                       10 Forge Park
                       Franklin, MA 02038
                       Attention:  Chief Executive Officer
                       Fax: (508) 541-7990

                  with a copy (which shall not constitute notice) to:

                       Hale and Dorr LLP
                       60 State Street
                       Boston, MA  02109
                       Attention:  Steven D. Singer, Esq.
                       Fax: (617) 526-5000

                  To Purchaser:

                       Edwards Lifesciences Corporation
                       One Edwards Way
                       Irvine, California 92614
                       Attention:  Associate General Counsel
                       Fax: (949) 250-6850

                  with a copy (which shall not constitute notice) to:

                       Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, Suite 3400
                       Los Angeles, California  90071-3144
                       Attention:  Joseph J. Giunta, Esq.
                       Fax: (213) 687-5600

                  SECTION 8.5 INTERPRETATION. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a specific Schedule, such reference shall be deemed to include, to the extent applicable, all the other Schedules. The table of contents, table of definitions, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When the words "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles as of the date hereof. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

                  SECTION 8.6 SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

                  SECTION 8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

                  SECTION 8.8 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the other Transaction Agreements, including all exhibits hereto and thereto, by and between Purchaser and PLC,

                  (a) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof; and

                  (b) shall be binding upon and shall inure to the benefit of each of the parties hereto and thereto and their respective successors and permitted assigns and is not intended to confer any rights, remedies or benefits on any Persons other than as expressly set forth in this Section 8.8.

                  SECTION 8.9 AMENDMENTS AND MODIFICATIONS; WAIVERS AND EXTENSIONS.

                  (a) No amendment, modification or termination of this Agreement shall be binding upon any other party unless executed in writing by the parties hereto intending to be bound thereby.

                  (b) Any party to this Agreement may waive any right, breach or default which such party has the right to waive; provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No failure or delay in exercising any right, power or privilege hereunder shall be deemed a waiver or extension of the time for performance of any other obligations or acts nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  SECTION 8.10 ASSIGNMENT. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned or delegated by any of the parties hereto without the prior written consent of PLC or Purchaser, as the case may be, which may be withheld in its sole discretion except that Purchaser may assign all its rights and obligations to (a) the acquirer of all or substantially all of the assets of Purchaser including an acquisition through merger; (b) any subsidiary or affiliate of Purchaser and (c) the transferee of any of the Shares or Warrants who, after giving effect to the transfer Beneficially Owns at least 5% of the PLC Common Shares then outstanding on a fully diluted basis. Any attempted assignment or delegation of rights, duties or obligations hereunder in contravention hereof shall be void and of no effect.

                  SECTION 8.11 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

                  SECTION 8.12 EXHIBITS. Each of the exhibits referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

                  SECTION 8.13 EXPENSES. Except as otherwise provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representations, counsel and accountants.

                  SECTION 8.14 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Purchaser and PLC agree that, prior to the Closing, no public release or announcement relating to the Transactions shall be issued by any party without the prior written consent (which consent shall not be unreasonably withheld) of the other party, except as such release or announcement may be required by law. Purchaser and PLC agree that, prior to the Closing, no disclosure (other than a public release or announcement pursuant to the previous sentence) of the terms or provisions of the Transaction Agreements shall be made without the prior written consent (which consent shall not be unreasonably withheld) of the other party, except to representatives, advisors, counsel, and lenders to the parties hereto who acknowledge the confidentiality hereof, and except as required by law. All public releases or announcements relating to the Transactions after the Closing shall be made only if mutually agreed upon by PLC and Purchaser, except as such release or announcement may be required by law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       PLC SYSTEMS INC.



                                       By:  /s/ MARK TAUSCHER
                                           ------------------------------------
                                           Name: Mark Tauscher
                                           Title: CEO and President



                                       PLC MEDICAL SYSTEMS, INC.




                                       By:  /s/ MARK TAUSCHER
                                           ------------------------------------
                                           Name: Mark Tauscher
                                           Title: CEO and President



                                       EDWARDS LIFESCIENCES CORPORATION



                                       By:  /s/ JOHN H. KEHL, JR.
                                           ------------------------------------
                                           Name: John H. Kehl, Jr.
                                           Title: Corporate Vice President
                                                  Business Development and
                                                  Strategy